                                                                    Exhibit 11.1


                   K-TRON INTERNATIONAL, INC. & SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                  (Unaudited)

                              Three Months Ended         Nine Months Ended
                              ------------------         -----------------
                             Sept. 30,   Oct. 1,        Sept. 30,   Oct. 1,
                                1995      1994            1995       1994
                                ----      ----            ----       ----
AVERAGE COMMON AND
 COMMON-EQUIVALENT
 SHARES:

 Weighted Average
 Common Shares
 Outstanding
 per Period                3,104,000  3,071,700       3,093,000    3,061,700

 Stock Options and
 Warrants                         --      9,300              --        9,300
                           ---------  ---------       ---------    ---------

ADJUSTED AVERAGE COMMON
 AND COMMON-EQUIVALENT
 SHARES COMPUTATION        3,104,000  3,081,000       3,093,000    3,071,000
                           =========  =========       =========    =========

EARNINGS FOR COMMON AND
 COMMON-EQUIVALENT
 SHARES COMPUTATION:

    Net income (loss)
    applicable to
    Common Stock           $ 375,000  $  61,000     $(9,855,000)   $(565,000)
                           =========  =========       =========    ==========
EARNINGS (loss) PER
 SHARE:

 Earnings (loss) per
   Share                   $     .12  $     .02     $     (3.19)   $    (.18)
                           =========  =========       =========    ==========
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